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                                                                   EXHIBIT 10.10

                                  [LETTERHEAD]


January 14, 2000



Mr. Richard Van Hoesen
19727 Saint Ann Court
Saratoga, CA 95070

HAND DELIVERED

Dear Richard:

     We are pleased to offer you a position with XACCT Technologies, Inc., a Delaware corporation (the "Company"), as Vice President and Chief Financial Officer, starting January 14, 2000. In this position, you will report to Eric Gries, President and Chief Executive Officer for the Company, and shall assume such authority and discharge such responsibilities as are commensurate with this senior executive position. During the term of your employment you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with the policies, procedures and practices of the Company as in effect from time to time.

     You will receive a monthly salary of $16,666, commencing February 15, 2000 which will be paid in accordance with the Company's normal payroll procedures for U.S. employees. Your compensation for the period January 14, 2000 through February 15, 2000 will be $1.00. Upon joining the Company you will receive a signing bonus in the amount of $100,000 which shall be repayable in the event you voluntarily terminate your employment prior to February 15, 2001. As a Company employee, you will also be eligible to receive those benefits available to senior executives, including participation in the Company's health insurance plan and 401K program to the extent of your eligibility under their terms. You should note that the Company might modify salaries and benefits from time to time as it deems necessary.

     Additionally, we will recommend to the Board of Directors of XACCT Technologies (1997), Ltd., an Israeli corporation ("XACCT Ltd."), at its next board meeting that you be granted incentive stock options entitling you to purchase up to approximately 63,900 shares of common stock (the equivalent of 2%) of XACCT Ltd., at the then current fair market value, as determined by XACCT Ltd's Board of Directors at that meeting. Such options shall be subject to the term and conditions

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of XACCT Ltd's stock option plan and stock options agreement, and shall vest 25%
one year after your employment date, and thereafter quarterly in equal amounts until all options are vested four (4) years after your employment date. In the event that the Company merges into or is acquired by another party and is not the surviving company, then to the extent permitted by applicable law, all of the unvested portion of the stock options granted pursuant to this offer will immediately vest. In the event you voluntarily resign or are terminated for "cause" (which shall mean (i) any act of personal dishonesty taken in connection with your responsibilities as an employee which is intended to result in substantial personal enrichment, (ii) conviction of a felony which the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations of your obligations to the Company after there has been delivered a written demand for performance from the Company which describes the basis for the Company's belief that you have not substantially performed your duties) from your position earlier than 12 months from the starting date, no options will be vested.

     You will be entitled to a performance bonus, based upon quarterly and annual goals that will be assigned to you by the President and Chief Executive Offer. Total annual earnable bonus compensation for the achievement of quarterly and annual goals will be $100,000.

     In the event your employment is terminated by the Company for other than cause you will be eligible to receive one (1) year of base salary.

     You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

     For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company or XACCT Ltd. is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or XACCT Ltd.

     As a Company employee, you will be expected to abide by the Company's and XACCT Ltd's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Normal working hours are from 8:30 a.m.


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to 6:00 p.m., Monday through Friday. Of course as an exempt employee you will be expected to work additional hours as required by your assignments.

     To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.

     This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

     We look forward to having you on board.

                                          Sincerely,

                                          XACCT Technologies, Inc.

                                          /s/ Eric Gries

                                          Eric Gries
                                          President and Chief Executive Officer

ACCEPTED AND AGREED TO

This ____ day of January, 2000.


/s/ Richard Van Hoesen
--------------------------------
Richard Van Hoesen

Enclosures: Duplicate Original Letter Employment, Confidential Information,
            and Invention Assignment Agreement


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